Exhibit 11




                                 LONGACRE CORP.
                                    Suite 980
                               1 Wall Street Court
                            New York, New York 10005



                                                    January 8, 1997


The Krupp Corporation
470 Atlantic Avenue
Boston, Massachusetts 02210

                      Re: Amendment to Standstill Agreement
                          ---------------------------------

Ladies and Gentlemen:

            We refer to the Agreement, dated as of November 26, 1996 (the "Standstill Agreement"), between Longacre Corp., a Delaware corporation ("Longacre"), and The Krupp Corporation, a Massachusetts corporation ("Krupp").

            As you know, Longacre's affiliate, American Holdings I, L.P., a Delaware limited partnership ("AHI"), proposes to enter into agreements (the "Krescent Agreements") with Krescent Partners, L.L.C. ("Krescent") pursuant to which AHI will participate in certain tender offers being made or proposed to be made by Krescent with respect to units of investor limited partnership interest of the following limited partnerships (collectively, the "Krescent Partnerships"):

                       Krupp Realty Limited Partnership--V
                       Krupp Cash Plus Limited Partnership
                          Krupp Realty Fund, Ltd. - III
                      Krupp Realty Limited Partnership--VII

In connection with the execution and delivery of the Krescent Agreements, AHI has terminated offers to purchase up to 4.9% of the outstanding units of investor limited partnership interest of Krupp Realty Limited Partnership--V, Krupp Realty Fund, Ltd.--III and Krupp Realty Limited Partnership--VII.

Concurrently herewith, AHI will enter into an Assumption Agreement, dated as of the date hereof (the "Assumption Agreement"), with Liquidity Financial Group, L.P., a California limited partnership ("LFG"), pursuant to which AHI will agree, subject to the terms and conditions set forth therein, to become bound by the Letter Agreement (as defined in the Assumption Agreement) to the extent that LFG is so bound, with respect to each of the Krescent Partnerships. A copy of the Assumption Agreement is annexed hereto as Exhibit A.






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Inasmuch as AHI has assumed obligations with respect to the Krescent
Partnerships under the Assumption Agreement that are substantially similar to the obligations with respect to those Partnerships set forth in the Standstill Agreement and in order to avoid confusion, Longacre and Krupp hereby agree to amend the Standstill Agreement to delete the Krescent Partnerships from the list of Krupp Funds (as defined in the Standstill Agreement) set forth on Schedule I thereto. Accordingly, from and after the date hereof, the obligations of Longacre and its affiliates with respect to the Krescent Partnerships will be governed solely by the Letter Agreement, to the extent assumed by AHI pursuant to the Assumption Agreement. The Standstill Agreement, as hereby amended, will continue in full force and effect in accordance with its terms.

If the foregoing correctly sets forth our understanding, please so indicate by signing the enclosed copy of this letter in the space indicated below and returning it to the undersigned, whereupon it will constitute a binding agreement between us.

                                       Very truly yours,

                                       LONGACRE CORP.


                                       By: /s/ Edward Mattner
                                           ----------------------
                                           Edward Mattner, President


ACCEPTED AND AGREED TO AS OF THE
DATE FIRST ABOVE WRITTEN:

THE KRUPP CORPORATION



By: /s/ Laurence Gerber
    -----------------------
    Laurence Gerber
    President






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                                                               EXHIBIT A


            ASSUMPTION AGREEMENT (this "Agreement"), dated as of December , 1996, between Liquidity Financial Group, L.P., a California limited partnership ("LFG"), and American Holdings I., L.P., a Delaware limited partnership ("AHI").


                          W I T N E S S E T H:

            WHEREAS, LFG and The Krupp Corporation, a Massachusetts corporation (the "Corporation"), entered into a Letter Agreement, dated as of June 27, 1996 and amended as of October 8, 1996 and December , 1996 (the "Letter Agreement"), pursuant to which LFG and its Affiliates (as defined therein) agreed to certain restrictions in exchange for current lists (the "Lists") of the names and addresses of the holders of the units of Investor Limited Partnership Interest (or depositary certificates representing such units) (the "Units") in various real estate limited partnerships sponsored and/or managed by The Krupp Corporation, a Massachusetts corporation;

            WHEREAS, Krescent Partners (i) retained Liquidity Financial Advisors, Inc., an affiliate of LFG, as its financial advisor and (ii) used the Lists of the real estate limited partnerships listed on Schedule I attached hereto to commence tender offers for Units (the "Krescent Tender Offers"); and

            WHEREAS, AHI desires to participate in the Krescent Tender Offers and, therefore, has agreed to become bound by the terms of the Letter Agreement with respect to the real estate limited partnership listed on Schedule I attached hereto;

            NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AHI agrees as follows:

            1. With respect to the real estate limited partnerships listed on
Schedule I attached hereto, AHI hereby agrees to become bound by the Letter Agreement to the extent LFG is so bound as if AHI had executed the Letter Agreement as of June 27, 1996, and amended as of October 8, 1996 and December , 1996; provided, however, AHI shall only have liability with respect to its actions or inactions under the Letter Agreement and shall not be liable for any breach of any representation, warranty or covenant by LFG or any other party to the Letter Agreement.







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            2. AHI shall not be bound by the Letter Agreement to the extent that any of the obligations and liabilities of LFG under the Letter Agreement are expanded, broadened, increased or enlarged.

            3. Nothing contained herein shall require AHI to pay, perform or discharge any liabilities or obligations expressly assumed hereunder so long as AHI shall in good faith contest or cause to be contested the amount or validity thereof.


            IN WITNESS WHEREOF, LFG and AHI have caused this agreement to be duly executed as of the date first written above.


                            AMERICAN HOLDINGS I, L.P.


                                 By: American Holdings I-GP, Inc. its general
                                     partner


                                 By:
                                     ---------------------------------------
                                     Name:
                                           ---------------------------------
                                     Title:
                                           ---------------------------------


                                 LIQUIDITY FINANCIAL GROUP, L.P.


                                 By: Liquidity Financial Corporation, its
                                 general partner


                                 By:
                                     ---------------------------------------
                                     Name:  Brent Donaldson
                                     Title: President







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                                   SCHEDULE I


                          Krupp Realty Fund, Ltd. - III
                      Krupp Realty Limited Partnership - V
                     Krupp Realty Limited Partnership - VII
                       Krupp Cash Plus Limited Partnership